Issuer Free Writing Prospectus dated June 5, 2008

Filed Pursuant to Rule 433 of the Securities Act of 1933

Relating to Registration Statement No. 333-132631

Far East Energy Corporation (the “Company”) has filed a registration statement (Registration No. 333-132631, including a base prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the base prospectus if you request it by calling (832) 598-0470.

STOCK SUBSCRIPTION AGREEMENT

This STOCK SUBSCRIPTION AGREEMENT (“Agreement”) is made and entered into as of the Subscription Date by and between Far East Energy Corporation, a Nevada corporation (“Company”), and the individual or entity whose name appears on the last page of this Agreement (“Purchaser”).

Preliminary Statement

The Purchaser desires to purchase and the Company desires to offer and sell to the Purchaser 1,850,000 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”).

Agreement

The parties, intending to be legally bound, agree as follows:

ARTICLE 1

SALE OF SHARES

The Purchaser will purchase from the Company the number of shares of Company Common Stock set forth opposite the Purchaser’s signature on the last page of this Agreement (such shares, the “Shares”) at a price of U.S. $0.50 per Share in cash (the total price paid for such Shares, the “Total Purchase Price”) and a warrant (“Warrant”) to purchase the number of shares of the Company Common Stock set forth opposite the Purchaser’s signature on the last page of this Agreement (the “Warrant Shares”). In consideration therefor the Company agrees to issue to the Purchaser a stock certificate for the Shares and a Warrant to purchase the Warrant Shares upon the receipt of funds in the amount of the Total Purchase Price. The Purchaser understands that the Company is under no obligation to sell any Shares to the Purchaser unless the Company accepts and signs this Agreement.

ARTICLE 2

CLOSING; DELIVERY

2.1 Closing. The closing (“Closing”) of the purchase and sale of the Shares to the Purchaser hereunder shall be held on the date upon which the Company accepts and signs this Agreement (such date, the “Subscription Date”), or at such other time and place as the Company and the Purchaser mutually agree upon.

2.2 Delivery. At the Closing, the Purchaser shall pay the Company the Total Purchase Price in immediately available funds to the following:

Bank:	JPMorgan Chase Bank
712 Main Street
Houston, TX 77002

ABA #:	021000021

Account #:	00113425681

SWIFT Code:	CHASUS33

Name:	Far East Energy Corporation
363 N Sam Houston Pkwy E
Suite 380
Houston, TX 77060

Reference:	[Include your name/company name and date as reference]

As soon as reasonably practicable after the Subscription Date, the Company shall, upon the receipt of funds in the amount of the Total Purchase Price, deliver or cause the delivery to each Purchaser of a stock certificate representing the number of Shares purchased by such Purchaser and a Warrant to purchase the Warrant Shares.

ARTICLE 3

REPRESENTATIONS OF PURCHASER

3.1 Residence. The Purchaser represents and warrants to the Company that the Purchaser’s principal residence is in the Cayman Islands, and the Purchaser maintains the domicile in, and is not merely a temporary resident of that jurisdiction.

ARTICLE 4

MISCELLANEOUS

4.1 Assignment; Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

4.2 Governing Law. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to its conflict of law provisions.

4.3 Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is signed and fully executed on the date indicated below.

U.S. $925,000 Amount of Investment (U.S. $0.50 per Share)	RAB SPECIAL SITUATIONS (MASTER) FUND LIMITED, A COMPANY INCORPORATED IN THE CAYMAN ISLANDS

	By:	/s/ Jake Leavesley
	Name:	Jake Leavesley

	By:	/s/ Simon Gluther
1,850,000	Name:	Simon Gluther
(Number of Shares) 647,500 (Number of Warrant Shares)	Title:	Authorized Signatories for RAB Capital PLC for and on behalf of RAB Special Situations Master Fund Limited

Address:	c/o RAB CAPITAL PLC
1 ADAM STREET
LONDON, WC2N 6LE

Facsimile No:	44 (0) 20 73897057

E-mail Address:	legal@rabcap.com

This Agreement is hereby confirmed and accepted by the Company as of June 5, 2008.

FAR EAST ENERGY CORPORATION

By:	/s/ Randall D. Keys

Name:	Randall D. Keys

Title:	Chief Financial Officer

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